Exhibit 15.1
April 28, 2025
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read the item 16F. “Change in Registrant’s Certifying Accountant” of the Annual Report on Form 20-F for the year ended December 31, 2024 of Azul S.A. and are in agreement with the statements contained therein in relation to Ernst & Young Auditores Independentes S/S Ltda. We have no basis to agree or disagree with other statements of the registrant contained therein.
Very truly yours,
/s/ Ernst & Young Auditores Independentes S/S Ltda.